Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	The Trout Group (Investor Inquiries)
Investor Relations	Celeste Duncan (212) 477-9007
(610) 941-5675	Sam Brown Inc. (Media Inquiries)
www.genaera.com	Mike Beyer (773) 463-4211; beyer@sambrown.com

GENAERA PRESENTS EVIZON™ OVERVIEW AND NEW TRODUSQUEMINE

DATA AT FORTIS BANK BIOTECHNOLOGY CONFERENCE

Plymouth Meeting, PA -- April 26, 2006 -- Genaera Corporation (NASDAQ: GENR) today presented an overview of its development pipeline, including recently announced data on bilateral visual acuity in subjects from Phase II trials of EVIZON™ (squalamine lactate) for the treatment of wet age-related macular degeneration (AMD) and promising new pre-clinical data on trodusquemine (MSI-1436), an anti-obesity compound. The data was presented by Genaera's President and Chief Executive Officer, John L. (Jack) Armstrong, Jr. at the 6th Annual Fortis Bank Biotechnology Conference in London, UK.

Mr. Armstrong reviewed previously announced results from Phase II clinical trials with EVIZON which indicate that intravenous EVIZON consistently stabilizes or improves vision in both eyes in a dose responsive fashion. The most recent data described outcomes for subjects in these studies with fellow affected eyes (i.e., documented disease in the second eye) and poor vision at study entry, and suggest that the treatment may benefit some patients with wet age-related macular degeneration (AMD) whose vision has already significantly deteriorated. The results, from recent analyses of fellow affected eyes in Study 207, an 18 patient, multi-center, open-label pharmacokinetic trial and Study 209, a 108 patient, randomized, masked, controlled trial suggest that EVIZON therapy resulted in marked improvement of visual acuity in the fellow affected eyes of subjects with poorer vision, many of whom, as a result of their low visual acuity, would not currently be considered good candidates for other forms of treatment.

In addition, Mr. Armstrong discussed Genaera's plans to initiate Study MSI-1256F-212, designed to explore the efficacy and safety of higher doses of EVIZON in subjects with wet AMD. The study will evaluate four intravenous doses of EVIZON, 40 mg, 80 mg, 120 mg and 160 mg, over 16 weeks of treatment (4 weekly doses followed by 3 monthly doses).

Mr. Armstrong also presented an overview of the broad Genaera pipeline, including clinical programs in oncology and respiratory disease and announced that the Company is moving forward with its anti-obesity drug candidate, trodusquemine (MSI-1436), as a result of promising new pre-clinical data showing profound effects on weight loss in multiple animal models.

"This new data indicates that trodusquemine is very active in mice with diet-induced obesity," said Mr. Armstrong. "We have seen weight loss ranging from 14 to 40 percent of body weight after four doses over three weeks. In addition, we have determined through body fat composition testing that the weight loss was almost entirely a reduction of body fat. We have also shown that weekly dosing of trodusquemine normalizes cholesterol and glucose levels. As a result, we believe this compound has potential in the management of obesity and Type II diabetes."

Trodusquemine is a small molecule that has been shown to be a potent, centrally-acting appetite suppressant. It can be administered intravenously, subcutaneously or intra-nasally. Its effects on weight loss in animal models are dose dependent and reversible. In the new study, mice were fed diets with fat contents of 10 percent (approximating a normal, healthy diet), 45 percent, or 60 percent, producing a doubling of normal body weight in some animals. During the treatment phase that followed, animals were administered four weekly doses of trodusquemine. After 21 days all of the mice had lost body weight with those on the high-fat diet losing the most weight. Mice on the 10 percent fat diet lost 14 percent of body weight, those on the 45 percent fat diet, 37 percent body weight, and those on the 60 percent fat diet, 40 percent body weight. Body composition analysis verified that the weight loss could be attributed almost exclusively to a loss of body fat.

Mr. Armstrong reported that Genaera plans to submit an Investigational New Drug (IND) application for trodusquemine by the end of 2006, allowing the company to initiate Phase I human studies in 2007.

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically wet age-related macular degeneration (AMD). Genaera's other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding preliminary results, future clinical development plans and prospects for Genaera's programs. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "develop," "expect," "plans" and "continue," or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including EVIZON™ (squalamine lactate) and squalamine, may be delayed or not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.